EXHIBIT 3(ii).2

                                     BY-LAWS
                                       OF


                            ARTICLE 1 - SHAREHOLDERS

     1.1 ANNUAL MEETING. A meeting of shareholders shall be held each year for the election of directors and for the transaction of any other business as may come before the meeting. The board of directors shall designate the time and place of the meeting. F.S. 607.0701

     1.2 SPECIAL MEETING. Special meetings of the shareholders, for any purpose, shall be held when directed by the (chair of the board/president/board of directors) or at the request of the holders of not less than one-tenth of all outstanding shares of the corporation entitled to vote at the meeting. F.S. 607.0702

     1.3 PLACE OF MEETING. The Board of Directors may designate any place either in or outside the State of Florida as the place for any annual meeting, or special meeting of the shareholders. If no designation is made the place of meeting shall be the corporations' principal office (in the state of Florida). F.S. 607.0702(2)

     1.4 ACTION WITHOUT A MEETING. Action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding shares of each voting group entitled to vote on it having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote were present and voted. To be effective, the action must be evidenced by one or more written consents describing the action taken, dated and signed by approving shareholders having the requisite number of votes of each voting group entitled to vote, and delivered to the corporation at its principal office in Florida or its principal place of business, or to the corporate secretary or another officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take corporate action unless, within 60 days of the date of the earliest dated consent delivered in the manner required by this section, written consents signed by the number of holders required to take action are delivered to the corporation.

     Any written consent may be revoked before the date that the corporation receives the required number of consents to authorize the proposed action. No revocation is effective unless in writting and until received by the corporation at its principal office or its principal place of business, or received by the corporate secretary or other officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded.

     Within 10 days after obtaingin authorization by written consent, notice must be given to those shareholders who have not consented in writing or who are not entitled to vote on the action. The notice shall fairly summarize the material features of the authorized action and, if the action is one for which dissenters' rights are provided under the articles of incorporation or by law, the notice shall contain a clear statement of the right of dissenting shareholders to be paid the fair value of their shares on compliance with applicable law.

     A consent signed as required by this section has the effect of a meeting vote and may be described as such in any document.

     Whenever action is taken as provided in this section, the written consent of the shareholders consenting or the written reports of inspectors appointed to tabulate such consents shall be filed with the minutes of proceedings of shareholders.

     1.5 NOTICE OF MEETINGS. Except as provided in F.S. Chapter 607, the Florida Business Corporation Act, written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the president, or the secretary, or the officer or other persons calling the meeting, to each shareholder of record entitled to vote at the meeting. If the notice is mailed at least 30 days before the date of the meeting, it may be affected by a class of United States mail other than first-class. If mailed, the notice shall be deemed to be effective when mailed, if mailed postage prepaid and correctly addressed to the shareholder's address shown in the current record of shareholders of the corporation. F.S. 607.0141(1) & F.S. 607.0705(1)

     When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting, if however, after the adjournment of the board of directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given as provided in this section to each shareholder of record on the new record date entitled to vote at such meeting.

     1.6 WAIVER OF NOTICE OF MEETING. Whenever any notice is required to be given to any shareholder, a waiver in writing signed by the person or persons entitled to such notice, whether signed before, during, or after the time of the meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records, shall be equivilent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of (a) lack of or defective notice of the meeting, unless the person objects at the beginning of the meeting to the holding of the meeting or the transacting of any business at the meeting, or (b) lack of or defective notice of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice, unless the person objects to considering the matter when it is presented. F.S. 607.0706


     1.7 FIXING OF RECORD DATE. In order that the corporation may determine the shareholders entitled to notice of, or to vote at, any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or to demand a special meeting, the board of directors my fix, in advance, a record date, not more than 70 days before the date of the meeting or any other action. A determination of shareholder of record entitled to notice of, or to vote at, a meeting of shareholders shall apply to any adjournment of the meeting unless the board fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

     If no prior action is required by the board, the record date for determining shareholders entitled to take action without a meeting is the date the first signed written consent is delivered to the corporation under Section
1.4 of these bylaws. F.S. 607.0707

     1.8 SHAREHOLDERS' LIST. After fixing a record date for a meeting of shareholders, the corporation shall prepare an alphabetical list of the names of all its shareholder entitled to notice of the meeting, arranged by voting group with the address of, and the number, class, and series, if any, of shares, held by, each shareholder. The shareholders' list must be available for inspection by any shareholder for 10 days before the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at the corporation's principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of the corporations's transfer agent or registrar. Any shareholder of the corporation or the shareholder's agent or attorney is entitled on written demand to inspect the shareholders' list (subject to the requirements of F.S. 607.16.02(3)) during regular business hours at the shareholder's expense, during the period it is available for inspection. F.S. 607.0720

     The corporation shall make the shareholders' list available at the meeting of shareholders, and any shareholder or the shareholder's agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

        1.9 VOTING PER SHARE. Except as otherwise provided in the articles of incorporation or by F.S. 607.0721, each shareholder is entitled to one vote for each outstanding share held by him or her on each matter voted at a shareholder meeting. F.S. 607.0721(1)

     1.10 VOTING OF SHARES. Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent, or proxy designated by the bylaws of the corporate shareholder or, in the absence of any applicable bylaw, by a person or persons designated by the board of directors of the corporate shareholder. In the absence of any such designation or, in case of conflicting designation by the corporate shareholder, the chair of the board, the president, any vice president, the secretary, and the treasurer of the corporate shareholder, in that order, shall be presumed to be fully authorized to vote the shares.

     Administrators, executors, or guardians, may vote as personal representative or conservator, either in person or by proxy, without a transfer of such shares into his or her name. The trustee, either in person or by proxy, may vote shares standing in the name of a trustee but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name or the name of his or her nominee.

     Shares held by, or under the control of, a receiver, a trustee in bankruptcy proceeding, or an assignee for the benefit of creditors may vote without the transfer into his or her name.

     If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the secretary of the corporation is given notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, then acts with respect to voting shall have the following effect: (a) if only one of the persons votes, in person or by proxy, that act binds all; (b) if more than one votes, in person or by proxy, the act of the majority so voting binds all; if more than one votes, in person or by proxy, but the vote is evenly split on any particular matter, each faction is entitled to vote the share or shares in question proportionally; or (d) if the instrument or order so filed shows that any such tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest. The principles of this paragraph shall :apply, as for as possible, to execution of proxies, waivers, consents, or objections and for the purpose of ascertaining the presence of a quorum, F.S. 607.0721

     1.11 PROXIES. Any shareholders the corporation, other person, entitled to vote on behalf of a shareholder under F.S. 607.0721, or attorney-in-fact for such persons, may vote the shareholder's shares in person or by proxy. Any shareholder may appoint a proxy to vote or otherwise act for him or her by signing an appointment form, either personally or by an attorney-in-fact. An executed telegram or cablegram appearing to have been transmitted by such person, or a photographic, photo static, or equivalent reproduction of an appointment form, or an, electronic transmission shall be deemed a sufficient appointment form.

     An appointment of a proxy is effective when received by the secretary of the corporation or such other officer or agent authorized to tabulate votes, and shall be valid for up to 11 months, unless a longer period is expressly provided in the appointment form.

     The death or incapacity of the shareholder appointing a proxy does not affect the right of the corporation to accept the proxy's authority unless notice of the death or incapacity is received by the secretary or other officer or agent authorized to tabulate votes before the proxy exercises authority under the appointment.

     An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest. F.S. 607.0722

     1.12 QUORUM. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the articles of incorporation or by law, a majority of the shares entitled to vote on the matter by each voting group, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. F.S. 607.0725 & 607.052

     Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for my adjournment of that meeting unless a new record date is must be set for that adjourned meeting.

     1.13 EFFECT OF ACTION. If a quorum is present, action on a matter (other than the election of directors) by a voting group is approved if the vote's cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater or lesser number of affirmative votes is required by the articles of incorporation or by Law. F.S. 607.0725(3)

     1.14 VOTING FOR DIRECTORS. Directors will be elected by a plurality of the votes cast by the shares entitled to vow in the election at a meeting at which a quorum is present. F.S.. 607..0728

     1.15 INSPECTORS OF ELECTION. Before each shareholders' meeting, the board of directors or president shall appoint one: or more inspectors of election. On appointment, each inspector shall. take and sign an oath to faithfulLy execute the duties of inspector at the meeting with strict impartiality and to the best of his or her ability. Inspectors shall determine the number of shares outstanding, the number of shares present at the meeting, and whether a quorum is present. The inspectors shall recieve votes and ballots and determine all challanges and questions as to the right to vote. The inspectors shall count and tabulate all votes and ballots and determine the result. Inspectors shall perform other duties as are proper to conduct elections of directors and votes on other matters with fairness to all shareholders. Inspectors sha11 make a certificate of the results of elections of directors and votes on other matters. No inspector shall be a candidate for election as a director of the corporation. F.S. 607.0724(3)

ARTICLE 2 - BOARD OF DIRECTORS

     2.1 GENERAL. Rowers. Except as provided in the articles of incorporation and by law, all corporate powers shall be excercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, its hoard of directors. F.S. 607.0801, 607.0732(1), 607.0732(1)(h), 607.O831

     2.2 NUMBER, TERMS, CLASSIFICATION, AND QUALIFICATION. The board of directors of the corporation shall consist of (number) persons. The number of directors may at any time and from time to time be increased or decreased by action of either the shareholders or the board of directors, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. A director must be a natural person of at least 18 years of age, but need not be a citizen of the United States of America, a resident of Florida, or a shareholder of the corporation. Each director shall hold office until a successor has been elected and qualified or until an earlier resignation, removal from office, or death. F.S. 607.0802, 607.0803, and 607.0805

     2.3 REGULAR MEETINGS. An annual regular meeting of the board of directors shall be held without notice immediately after, and at ?he same place as, the annual: meeting of the shareholders and at such other time and place as may be determined by the board of directors. The board may, at any time and from time to time, provide by resolution the time and place, either within or without the state of Florida, for the holding of the annnal regular meeting or additional regular meeting of the board without other notice than the resolution F.S.
607.0820 & 607.0822

     2.4 SPECIAL MEETINGS. The chair of the board, the president, or any two directors may call special elections of the board of directors. The person or persons authorized to call special meetings of the board may designate any place, either within or without the state of Florida, as the place for holding any special meeting of the board calla3 by them. If no designation is made, the place of the meeting shall be the principal office of the corporation in Florida.

     Notice of any special meeting of the board may be given by any reasonable mews, oral or written, and at any reasonable time before the meeting. The reasonableness of notice given in connection with any special meeting of the board shall be determined in light of all pertinent circumstances. It shall be presumed that notice of my special meeting given at feast two days before the meeting either orally (by telephone or in person), or by written notice delivered personally or mailed to each director at his or her business or residence address, is reasonable. If mailed, the notice of any special meeting shall be deemed be delivered on the second day after it is deposited in the United States mail, so addressed, with postage prepaid Notice by electronic means is written notice. If notice is given by telegram, it shall be deemed delivered when the telegram is delivered to the telegraph company. Neither the business to he transacted at nor the purpose or purposes of, any special meeting need be specified in the notice or in any written waiver of notice of the meeting. F.S. 607 0820(3), 607 0822, 607.0141, 607.014l(7)

     2.5 WAIVER OF NOTICE OF MEETING. Notice of a meeting of the board of directors need not be given to my director who sips a written waiver of notice before, during, ox after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of the meeting and a waiver of any and a11 objections to the place of the meeting, the time of the meeting, and the manner in which it bas been called or convened, except whcn a director statcs, at the be$ming of the meeting or promptly on arrival at the meeting, any objection to the transaction of business bccausc the meting is not lawfully called or convend F.S. 607.0823

     2.6 QUORUM. A majority of the number of directors fixed by, or in the manner provided in, these bylaws shall constitute a quorum for the transaction of business; provided, however, that whenever, for any reason, a vacancy occurs in the board of directors, a quorum shall consist of a majority of the remaining directors until the vacancy has been filled. A quorum shall not consist of less than one-third of the directors prescribed by these bylaws or in the Articles of Incorporation.. F.,S..607.0824,

     2.7 EFFECT OF ACTION. The act of a majority of the directors present at a meeting at which a quorum is present when the vote is taken shall be the act of the board of directors. F.S.607.0824(3) & 607.0725(2)

     2.8 Presumption of Assent. A director of the corporation who is present at a meeting of the board of directors or a committee of the board when corporate action is taken shall be presumed to have assented to the action taken, unless he or she objects at the beginning of the meeting, or promptly on arrival, to holding the meetings or transacting specific business at the tneeting. or he ar she votes against or abstains From the action taken. F.S. 607.0824(4)

     2.9 ACTION WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of the board of directors or a committee of it may be taken without a meeting if consent in writing, statin2 the action so taken, is signed by a11 the directors. Action taken under this section is effective when the last director signs the consent, unless the consent specifies a different effective date. A consent signed under this section shall have the effect of a meeting vote and may be described as such in any document. F.S. 607.0821

     2.10 MEETINGS BY MEANS OF CONFERENCE TELEPHONE CALL OR SIMILAR ELECTRONIC EQUIPMENT. Members of the board of directors may participate in a meeting of the board by means of a conference telephone call or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation by such means constitues presence in person at a meeting F.S. 607.0820(4)

     2.11 RESIGNATION. Any director may resign at any time by giving written notice to the corporation, the board of directors, or its chair. The resignation of any director shall take effect when the notice is delivered unless the notice specifies a later effective date, in which event the board may file the pending vacancy before the effective date if it provides that the successor does not take office until the effective date. F.S. 607.0807

     2.12 REMOVAL. Any director, or the entire board of directors, may be removed at any time, with or without cause, by action of the shareholders. If a director was elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove that director. The notice of the meeting at which a vote is taken to remove a director must state that the purpose or one of the purposess of the meeting is the ranoval of the director or directors. F.S. 607.0808

     2.13 VACANCIES. Any vacancy in the board of directors, including any vacancy created by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors, or by the shareholders

     2.14 COMPENSATION. Each director ]nay be paid the expense, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as a directors a fixed sum for attendance at each meeting of the board of directors or both, as may from time to time be determined by action of the board of directors. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation for those services. F.S. 607.08101


ARTICLE 3 -- COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors, by resolution adopted by a majority of the fill board, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in the resolution, shall have and may exercise all the authority of the board of directors, except as prohibited by F.S. 607.0825(J). Each committee must have two or more members who serve at the pleasure of the board. The board of directors, by resolution adopted in accordance with this article, may designate one or more directors as alternate members of any committee, who may act in the place and stead of any absent member or members at any meeting of the committee. F.S. 607.0825(3)

ARTICLE 4 - OFFICERS

     4.1 OFFICERS. The officers of the corporation shall be a president, a vice president, a secretary, a treasurer, and my other officers and assistant officers as may be deemed necessary, and as shall be approved, by the board of directors. Any two or more offices may he held by the same person. F.S. 607.0840

     4.2 APPOINTMENT AND TERM OF OFFICE. The officers of the corporation shall be appointed annually by the board of directors at the first meeting of the board held after the shareholders' annual meeting. If the appointment of officers does not occur at this meeting, the appointment shall occur as soon thereafter as practicable. Each officer shall hold office until. a successor has been duly appointed and qualified, or until a earlier resignation, removal from office, or death This provision is optional.

     4.3 RESIGNATION. Any officer of the corporation may remain from his or her respective office or position by delivering notice to the corporation. The resignation is effective when delivered unless the notice specifics a later effective date. If a resignation is made effective at a later date and the corporation accepts the future effective date, the board of directors may fill the pending vacancy board the effective date if the board provides that the successor does not take office until. the effective date- F..S.607.0842(1) 4+4Removal. Any officer of the corporation may be removed from his or her respective office or position at any time, with or without cause, by the board of dircctors..F,S,.6(17,0842(2) 4,5 President. The president shall be the chief executive officer of the corporation and shall, subject to the control of the board of directors, generally supervise and control a11 of the business and affairs of the corporation, and preside at all meetings of the shareholders, the board of directors, and all committees of the board of directors on which he or she may serve. In addition, the president shall possess, and may exercise, such power and authority, and shall perform such duties, as may from time to time be assigned to him or her by the board of directors, and as are incident to the office of president and chief executive officer. This provision is optional.


     4.6 VICE PRESIDENTS. Each vice president shall possess, and may exercise, such power and authority, and shall perform such duties, as may from time to time be assigned to him or her by the board of directors. This provision is optional.

     4.7 SECRETARY. The secretary shall keep the minutes of the proceedings of the shareholders and of the board of directors in one or more books provided for that purpose; see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; by custodian of the corporate records and the seal of the corporation; keep a register of the post office address of each shareholder of the corporation.. 111 addition, the secretary shall. possess, and may exercise, such power and authority shall perform the duties, as may from time to time be assisted to him or her by the board of directors and as are incident to the office of secretary. This provision is optional.

     4.8 TREASURER. The treasurer shall have charge and custody of and be responsible for, a11 funds and securities of the corporation; receive and give receipts for money due and payable to the corporation from any source whatsoever; and deposit all such money in the name of the corporation in such banks, trust companies, or other depositaries as shall be used by the corporation. In addition, the treasurer shall possess, and may exercise, such power and authority, and shall perform such duties, as may from time to time be assigned to him or her by the board of directors and as are incident to the office of treasurer. This provision is optional.

     4.9 OTHER OFFICERS, EMPLOYEES, AND AGENTS. Each and every other officer, employee, and agent of the corporation shall possess, and may exercises, such power and authority, and shall perform such duties, as may from time to time be assigned to him or her by the board of directors, the officer appointing him or her, and the officer or officers who may from time to time be designated by the board to exercise supervisory authority. This provision is optional.

     4.10 COMPENSATION. The board of directors shall fix the compensation of the officers of the corporation from time to time. This provision is optional.

ARTICLE 5-CERTIFICATES OF STOCK

     5.1 CERTIFICATES FOR SHARES. The board of directors shall determine whether shares of the corporation shall be issued with or without certificates. lf the shares are issued with certificates representing shares in the corporation, such certificates shall be signed (either manually by facsimile) by the president or vice president and the secretary or an assistant secretary and may be sealed with the seal of the corporation or a facsimile thereof. A certificate that has been signed by an officer or officers who later cease to hold such office shall be valid. F.S.607.0625

     5.2 TRANSFER OF SHARES; OWNERSHIP OF SHARES. Transfers of shares of stock of the corporation shall be made only on the stock transfer books of the corporation, and only after the surrender to the corporation of the certificates representing such shares. Except as provided by F.S. 407.0721, the person in whose name shares stand on the books at the corporation shall be deemed by the corporation to be the owner thereof for all, purposes, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not it shall have express or other notice thereof. (This is an optional provision}

     5.3 LOST CERTIFICATES. The corporation shall issue a new stock certificate in the place of any certificate previously issued if the holder of record of the certificate (a) makes proof in affidavit form that the certificate as been lost, destroyed, or wrongfully taken; (b) requests the issuance of a new certificate before the corporation has notice that the lost, destroyed, or wrongfully taken certificate has been acquired by a purchase for value in good faith and without notice of any adverse claim; at the discretion of the board of directors, gives bond in such form and amount as the corporation may direct, to indemnify the corporation, the transfer agent, and the registrant against any claim that may be made on account of the alleged loss, destruction, or theft of a certificate; and (d) satisfies any other reasonable requirements imposed by the corporation. (This is an optional provision F.S. has no provision for lost, destroyed, or stolen certificates)


ARTICLE 6 - ACTIONS WITH RESPECT TO SECURITIES OF OTHER CORPORATIONS

     Unless otherwise directed by the board of directors, the president or a designee of the president shall have power to vote and otherwise act On behalf of the corporation, in person or by proxy, at any meeting of shareholders of or with respect to any action of sharehholders of any other corporation in which this corporation may hold securities and to otherwise exercise any and a11 rights and powers that the corporation may possess by reason of its ownership of securities in other corporations. F.S. 607.072l(5)

ARTICLE 7 - AMENDMENTS

     These bylaws may be altered, amended, or repealed, and new bylaws may be adopted, by action of the board of directors, unless the shareholders, in amending or repealing the bylaws generally or a particular bylaw provision, provide expressly that the; board may not amend or repea1 the bylaws or that bylaw provision. The shareholders of the corporation may alter, amend, or repeal these bylaws or adopt new bylaws even though the bylaws also may be amended or repealed by the board of directors. F.S. 607.1020

ARTICLE 8 - CORPORATE SEAL.

     The board of directors shall provide for a corporate seal that shall be circular and shall have the name of the corporation, the year of its incorporation, and the state of incorporation inscribed on it.